Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-222204) on Form S-8, and (Nos. 333-221114, 333-221026, 333-219291, and 333-218473) on Form S-3 of MabVax Therapeutics Holdings, Inc., of our report dated October 12, 2018, related to our audits of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2017 and 2016 and for the years then ended, which report includes an explanatory paragraph relating to MabVax Therapeutics Holdings, Inc.’s ability to continue as a going concern, included in this 2017 Annual Report on form 10K/A of MabVax Therapeutics Holdings, Inc.

/s/ CohnReznick LLP

San Diego, California
October 12, 2018